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ITC Holdings Corp.
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April 28, 2016

10 a.m. ET

Operator

Good day, ladies and gentlemen, and welcome to the ITC Holdings Corp.’s First Quarter Conference Call and Webcast. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions) As a reminder, this call is being recorded.

I would now like to introduce your host for today’s conference, Ms. Stephanie Amaimo. Ma’am, you may begin.

Stephanie Amaimo  - ITC Holdings Corp. - Director, IR

Good morning, everyone and thank you for joining us for ITC’s 2016 first quarter earnings conference call. Joining me on today’s call are Joseph Welch, Chairman, President and CEO of ITC; and Rejji Hayes, our Senior Vice President and CFO.

This morning we issued a press release summarizing our results for the first quarter ended March 31, 2016. We expect to file our Form 10-Q with the Securities and Exchange Commission today. Before we begin, I would like to make everyone aware of the cautionary language contained in the Safe Harbor statement.

Certain statements made during today’s call that are not historical facts such as those regarding our future plans, objectives, and expected performance reflect forward-looking statements under federal securities laws. While we believe these statements are reasonable, they are subject to various risks and uncertainties and actual results may differ materially from our projections and expectations. These risks and uncertainties are disclosed in our reports filed with the SEC such as our periodic reports on forms 10-K and 10-Q and our other SEC filings. You should consider these risk factors when evaluating our forward-looking statements.

Our forward-looking statements represent our outlook only as of today and we disclaim any obligation to update these statements except as may be required by law. A reconciliation of the non-GAAP financial measures discussed on today’s call is available on the Investor Relations page of our website.

I will now turn the call over to Joe Welch.

Joseph Welch  - ITC Holdings Corp. - Chairman, President & CEO

Thank you, Stephanie and good morning, everyone. I’m pleased to report that we’re off to a solid start in 2016. We continue to deliver operational excellence to our customers and superior growth to our shareholders while concurrently focusing on the Fortis acquisition of ITC.

On the operational front, system performance for the first quarter of 2016 aligned with our historical track record; with good performance across the operating companies and minimal impacts to the system despite several spring storms in March. In addition, our capital projects and maintenance programs were off to a good start for the year. Many reliability, system capacity and customer interconnection projects are in process across all of our operating companies and progressing on schedule. One notable project in Detroit that we worked to complete it in February is our portion of the new Temple substation which will support the load requirements for the new Red Wings Stadium. With respect to our development efforts, we continue to advance the new Covert project, which is scheduled to go into service later this year, along with preparations and certifications to operate in PJM. We are also continuing to negotiate bilateral contracts with shippers on the Lake Erie Connector project.

As we highlighted on our last call, the MISO Transmission owners filed their updated testimony on January 29th in the second base ROE complaint and have since held various hearings and briefings during the last several months as part of their most recent procedural schedule. And initial decision in the second base ROE complaint is expected from the Administrative Law Judge by the end of June. While final decisions from the FERC Commission aren’t expected until late 2016 and the first half of 2017 for the first and second complaints, respectively, we remain confident that FERC will continue to support their historical policies given the significant investment requirements necessary to modernize the electrical infrastructure in the US.

As for other regulatory matters, on March 11th, FERC issued two orders concerning ITC Midwest. In summary, in its Order on the final and the formal challenge of ITC Midwest’s 2015 formula rates and its Orders conditionally accepting the Bent Tree Facility Service Agreement, FERC concluded that ITC Midwest’s decision to elect out of bonus depreciation was imprudent. As a result, FERC has required ITC Midwest to simulate the effects of bonus depreciation that is to calculate generally applicable transmission rates and its charges under a specific agreement as though the Company actually had taken bonus depreciation for facilities placed into service in 2015. In response to FERC’s order, on April 11th, ITC Midwest filed request for rehearing on both orders, essentially asking FERC to reconsider and reverse its decisions. To the extent that FERC decided not to reverse its Order on the formal challenge, ITC Midwest also asked FERC to modify the date for implementation of the Order on the formal challenge so that ITC Midwest is able to maintain compliance with the new tax law requirements.

As we wait FERC’s response to our request for rehearing, we’ve taken steps to comply with these orders and have recorded the applicable bonus depreciation impacts during the first quarter as well as the necessary compliance filings on the Bent Tree Facility Service Agreement. Subsequently, we’ve since received a similar challenge at METC from CMS, and are in the process of evaluating the next steps. That said, although we expect these proceedings to take some time to be resolved, we plan to elect bonus depreciation across all our companies for the 2015 and 2016 tax years.

With respect to the Fortis transaction, Fortis and ITC have worked diligently to advance the transaction. The most material news since our last call was last week’s announcement of Fortis entering into a definitive agreement with GIC to acquire 19.9% equity interest in ITC for over $1.2 billion in cash upon closing the transaction. Needless to say, we are delighted with this outcome. As a well-respected long-term investor with over $100 billion in assets under management and strong track record of investing in North America infrastructure, GIC will be a great investment partner for Fortis and co-owners of ITC. With the minority investor secured, we can now proceed with other key milestones in the transaction, including the remaining State and Federal regulatory filings and the shareholder votes for both Fortis and ITC. Overall, the transaction continues to progress as planned, and we expect to close in the late 2016.

Although it’s been a busy start to the year, we look forward to another strong year both operationally to the benefits of our customers, and financially by creating long-term value for the shareholders.

I will now turn the call over to Rejji to elaborate on our first quarter 2016 financial results.

Rejji Hayes  - ITC Holdings Corp. - SVP & CFO

Thank you, Joe, and good morning, everyone. For the three months ended March 31, 2016, ITC reported net income of $64.2 million or $0.42 per diluted share as compared to reported net income of $67.1 million or $0.43 per diluted share for the first quarter of 2015.

Operating earnings for the first quarter of 2016 were $84.5 million or $0.55 per diluted share compared to $73.1 million or $0.47 per diluted share for the first quarter of 2015.

Operating earnings are reported on a basis consistent with how we have provided our guidance for the year and exclude the following items.

First, they exclude regulatory charges of approximately $1.1 million or $0.01 per share for the first quarter of 2015. The 2015 charges relate to management’s decision to write-off abandoned costs associated with a project of ITCTransmission.

Second, operating earnings exclude the estimated refund liability associated with the MISO base ROE, which totaled $11.5 million or $0.07 per diluted share for the first quarter of 2016 and $4.8 million or $0.03 per diluted share for the first quarter of 2015. It is possible that upon the ultimate resolution of this matter we may be required to pay refunds beyond what has been recorded to-date. We will continue to assess this matter and we’ll provide updates as necessary.

Lastly, they exclude after tax expenses associated with the Fortis transaction of approximately $8.7 million or $0.06 per diluted share for the first quarter 2016.

Operating earnings for the three months ended March 31, 2016 increased by approximately $11.4 million or $0.08 per diluted share over the comparable period in 2015, primarily due to higher income associated with increased rate base at our operating companies coupled with lower non-recoverable bonus payments associated with the V-Plan project in the first quarter of 2016 compared to the same period in 2015. These beneficial factors are partially offset by the impact of electing bonus depreciation, as Joe highlighted, at all of our operating subsidiaries.

For the three months ended March 31, 2016, we invested $176.6 million in capital projects at our operating companies, including $41.1 million at ITCTransmission, $47 million of METC, $74.8 million at ITC Midwest and $13.7 million at ITC Great Plains.

With respect to our financing and liquidity initiatives on April 26, 2016, we executed a 30-year debt issuance at METC. The $200 million of Senior Secured Notes were priced at 3.9% and the proceeds will be used to refinance an unsecured three-year term loan at METC. As we’ve underscored in the past, management remains committed to sustaining our strong financial position and solid investment grade credit ratings. As such, we are pleased to report that on April 15th, Moody’s affirmed the issuer ratings and outlook of ITC and its regulated operating subsidiaries.

From a liquidity perspective, as of March 31, 2016, we have readily available liquidity of approximately $775 million, which consists of roughly $8 million of cash on hand and $767 million of net undrawn capacity on our revolving credit facilities. For the three months ended March 31, 2016, we reported operating cash flows of approximately $88 million, which reflects an increase of approximately $21 million from the first quarter 2015. It’s also worth noting that on April 7, 2016, we successfully amended all of our revolving credit facilities with unanimous support from our syndicate of lenders to allow for consummation of the transactions. As a result, we will be able to maintain the revolving credit facilities and the amounts under the revolving credit facilities at close.

In closing, we are well positioned to execute on our plans in 2016, including the Fortis acquisition of ITC, to benefit the customers and shareholders. Our continued solid performance in the first quarter serves as an important foundation for these efforts.

At this time, we’d like to open the call to address questions from the investment community.

Operator

(Operator Instructions) Julien Dumoulin-Smith, UBS.

Julien Dumoulin-Smith  - UBS - Analyst

So quick question here on the independent side. Obviously, we’ve got the GIC involved now as a JV partner. Would you expect to be able to keep that on a prospective basis here?

Joseph Welch  - ITC Holdings Corp. - Chairman, President & CEO

I think that’s a question you ought to ask GIC. The thing is that, as far as we’re concerned, this is - Fortis’ and GIC’s filing and you, ITC and its shareholders were held harmless to that decision.

Julien Dumoulin-Smith  - UBS - Analyst

Got it. And then subsequently, you’ve commented in the past on FERC Order 1000, I’d be curious to get your latest thoughts on the SPP process. Obviously that had certain issues about allocations of points on the technical basis. I’d be curious to get your reaction and any broader implication?

Joseph Welch  - ITC Holdings Corp. - Chairman, President & CEO

No, I think that the SPP’s decision probably fits into the same line as the decisions that’s taken place in PJM, for instance that they awarded the points, I find it interesting that — from my standpoint, they’ve eliminated a lot of people based on conductor size and conductor design and we feel strongly, in our case, that our conductor sizing and design was 110% appropriate. But I could tell you this, that on the whole process of a line that size and the amount of magnitude from an investment perspective, there was more money spent on bidding on it and more money spent on evaluating it than the whole line was worth.

Julien Dumoulin-Smith  - UBS - Analyst

Intriguing data point itself. And lastly, just turning back to bonus depreciation with the CMS complaint out there, I’d be curious how do you intend to treat results for this year given METC and actually potentially for the balance of the portfolio?

Rejji Hayes  - ITC Holdings Corp. - SVP & CFO

Yes, Julien this is Rejji. As Joe and I highlighted, we have assumed the election of bonus depreciation, both for the 2015 tax year as well as the 2016 tax year. And so as our Q is filed later today, you’ll see the details around that. It is flowing through the financials you see in the earnings release that hit the tape this morning and the estimate on a pre-tax basis for Q1 is about $5.4 million, after-tax about $3.2 million. And you can assume over the course of 2016, you’re probably just under $10 million and that’s for the full estimate for 2016 across all of the operating companies. So we are erring on the side of conservatism in our financials, but needless to say, we’ve obviously requested a rehearing with the FERC on the IP&L matter. So we’ll see where we go from there.

Operator

Caroline Bone, Deutsche Bank.

Caroline Bone  - Deutsche Bank - Analyst

Just a follow-up on that bonus depreciation question, thank you so much for the details on the impacts for the quarter and the full year, but I was just wondering if you could comment a little bit about how this might impact your more long-term growth expectations?

Joseph Welch  - ITC Holdings Corp. - Chairman, President & CEO

It really, when I look at growth, I don’t look at growth quite the same way you do, we’re going to be growing at the same rate that we’ve always grown, when you look at the earnings and the bonus depreciation, but the fact of the matter is that the bonus depreciation, if you elect it and generates a lot of cash and that gives us the ability to start to invest in other areas.

Rejji Hayes  - ITC Holdings Corp. - SVP & CFO

Yes, exactly right. The only thing I would add to that, Caroline, is clearly you’re going to have a financial impact on your net earnings, we talked of the 2016 impact and as I’m sure you well know and which the election works, it flows through our tariff as an increase in deferred tax liabilities that reduces rate base and you basically have to wear that financial impact for about 15 years. And so you do work for some time, but as Joe highlighted, clearly we’re still going to be investing in the system and trying to obviously improve the system to the benefit of customers.

Caroline Bone  - Deutsche Bank - Analyst

All right. So I guess, I mean in terms of the cash benefit that you guys will see from bonus depreciation, did you get a lot of that in Q1 or should there be kind of a similar level of — just looking at the line, the deferred taxes line, in terms of the benefit for the rest of the quarters?

Rejji Hayes  - ITC Holdings Corp. - SVP & CFO

Yes. So technically, we have not received the cash benefit. So you probably noticed the income tax receivable in current assets of about $140 million, technically we’d be receiving that when we file our tax return for the 2015 tax year around mid-year. I think that’s the earliest time we can get that done. So we’re expecting that true cash inflow around mid-year, it is approximately $140 million for 2016.

Operator

Praful Mehta, Citigroup.

Praful Mehta  - Citigroup - Analyst

Just quickly on that bonus depreciation again and I truly appreciate the point on the cash that you have now freed up. I guess if you do have this cash freed up in the long term, as long as you can reinvest that cash at an accretive way in terms accretive asset or bid it out of CapEx, would that support (inaudible) on why that the growth rates remain the same? And secondly, does that change, now that you’re part of Fortis, if they could use that excess cash to grow some other part of the, I guess the combined platform, does that kind of change your perspective on how you think about bonus depreciation longer term, I guess?

Joseph Welch  - ITC Holdings Corp. - Chairman, President & CEO

It doesn’t change our perspective on how we view that at all.

Rejji Hayes  - ITC Holdings Corp. - SVP & CFO

Yes, I think, Praful, the only thing I would add to that is from a capital deployment perspective, we’ll see what the options are at the time we receive the cash and clearly, assuming we get the transaction to the finish line post-closing, it will be discussion we have with the owners of the business, both Fortis and GIC as to what the most efficient use of that cash is, but needless to say it’s not going to be sitting in a money market account, earning 5 basis points.

Praful Mehta  - Citigroup - Analyst

And then just in terms of FERC 1000 and growth and development CapEx and the projects there, can you just briefly give us an update on how that is going and do you see any updates in terms of the growth projects more longer-term?

Joseph Welch  - ITC Holdings Corp. - Chairman, President & CEO

With regards to Order 1000? I think you could regard Order 1000 as a complete failure for the whole marketplace. In our case and you must not have been listening when we had some of our earnings calls in the past because I’ve directly highlighted that we’re not very focused on Order 1000 for the fact that I’ve just outlined. We have Lake Erie Connector that we’re really focused on, we’ve announced that we’re doing work in Puerto Rico and Mexico. We continue to stay involved in Order 1000, but I think it’s a tree that doesn’t bear much fruit for anyone.

Rejji Hayes  - ITC Holdings Corp. - SVP & CFO

And then Praful, this is Rejji, so the non-traditional development side, as we highlighted in our initial comments, we continue to make progress in the new Covert line which we should have in service this year and clearly the other opportunities, Lake Erie and some of the other non-traditional development opportunities as they continue to progress and we should have visibility on Lake Erie project in the latter half of this year. So continuing to push forward on that as well.

Praful Mehta  - Citigroup - Analyst

And I do pay attention, I do listen guys, it’s always just good to get a refresh, although I appreciate it.

Joseph Welch  - ITC Holdings Corp. - Chairman, President & CEO

You just wanted it refreshed?

Praful Mehta  - Citigroup - Analyst

Yes, always good to get your perspective again on FERC 1000, I guess.

Operator

I’m showing no further questions. I would now like to turn the call back to Stephanie Amaimo for any further remarks.

Stephanie Amaimo  - ITC Holdings Corp. - Director, IR

This concludes our call. Anyone wishing to hear the conference call, replay available through May 3rd, can access it by dialing 855-859-2056 toll free or 404-537-3406, passcode 83086632. This webcast to this event will also be archived on the ITC website at itc-holdings.com. Thank you, everyone and have a great day.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. You may all disconnect. Everyone, have a great day.

CAUTIONARY LANGUAGE CONCERNING FORWARD LOOKING STATEMENTS

This communication contains certain statements that describe the beliefs of management of ITC Holdings Corp. (the “Company”) concerning the proposed merger involving Fortis Inc. (“Fortis”) and the Company and the Company’s future business conditions, plans and prospects, growth opportunities and the outlook for the Company’s business and the electric transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, the Company has identified these forward-looking statements by words such as “will”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions the Company’s management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things, (a) the risks and uncertainties disclosed in the Company’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) from time to time and (b) the following transactional factors (in addition to others described elsewhere in this document and in subsequent filings with the SEC): (i) risks inherent in the contemplated merger, including: (A) failure to obtain approval by the Company’s shareholders; (B) failure to obtain regulatory approvals necessary to consummate the merger or to obtain regulatory approvals on favorable terms; (C) delays in consummating the merger or the failure to consummate the merger; and (D) exceeding the expected costs of the merger; (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.

Because the Company’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual results could be materially different and any or all of the Company’s forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions the Company might make or by known or unknown risks and uncertainties. Many factors mentioned in this document and the exhibits hereto and in the Company’s annual and quarterly reports will be important in determining future results. Consequently, the Company cannot assure you that the Company’s expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, the Company undertakes no obligation to publicly update any of the Company’s forward-looking or other statements, whether as a result of new information, future events, or otherwise.

The merger is subject to certain conditions precedent, including regulatory approvals and approval of the Company’s shareholders.  The Company cannot provide any assurance that the proposed merger will be completed, nor can it give assurances as to the terms on which such merger will be consummated.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of ITC by Fortis. In connection with this proposed merger, Fortis has filed with the SEC a registration statement on Form F-4 that includes the proxy statement of ITC and also constitutes a prospectus of Fortis.  This communication is not a substitute for the proxy statement/prospectus or any other document ITC filed or to be filed with the SEC in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS OF ITC ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ITC, FORTIS, THE PROPOSED MERGER AND RELATED MATTERS.  The definitive proxy statement/prospectus will be mailed to shareholders of ITC. The proxy statement/prospectus and other documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from ITC upon written request to ITC, Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

PARTICIPANTS IN SOLICITATION

ITC and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of ITC in connection with the proposed merger under the rules of the SEC.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger will be set forth in the proxy statement if and when it is filed with the SEC.  Information about the directors and executive officers of ITC may be found (when available) in its 2015 Annual Report on Form 10-K, its Proxy Statement on Schedule 14A relating to its 2016 Annual Meeting of Shareholders and its Proxy Statement on Schedule 14A relating to its 2016 Special Meeting of Shareholders, in each case as filed with the SEC.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.